EXHIBIT 21.0

SUBSIDIARIES

United States of America

•      Trans World Gaming International U.S. Corp.

•      Trans World Gaming of Louisiana, Inc. (inactive)

Czech Republic

•      SC98A, s.r.o.

•      21st Century Resorts a.s.

•      American Chance Casinos a.s. (“ACC a.s.”)

•      Hollywood Spin s.r.o. (merged into ACC a.s., effective January 1, 2012)

•      LMJ Slots s.r.o. (merged into ACC a.s., effective January 1, 2012)

•      ACC Slots s.r.o. (merged into ACC a.s., effective January 1, 2012)

•      Trans World Hotels, k.s.

Germany

•      Trans World Hotels Germany GmbH

Hungary

•      KC Bidding Kft. (a joint venture, 25% ownership)

•      SDI Europe Kft. (a wholly-owned subsidiary of KC Bidding Kft.)

United Kingdom

•      Saxon Investments U.K. Limited